EXHIBIT 99.1

BioNexus Gene Lab Corp. Announces Successful Securities Commission of Malaysia (MyCIF) Co-Investment in Ascension Innovation Sdn Bhd

KUALA LUMPUR, August 27th, 2024 – BioNexus Gene Lab Corp. (NASDAQ: BGLC), an emerging leader in genomic diagnostics and personalized medicine, is pleased to announce the successful co-investment by the Securities Commission of Malaysia under its Malaysia Co-Investment Fund (MyCIF), into Ascension Innovation Sdn Bhd (AISB). This co-investment, alongside BGLC's recent investment, the first under its Environmental & Social Impact (ESI) Scheme shows confidence in the strategic direction and potential of AISB.

AISB, a pioneering healthcare technology company, has become the first issuer to receive investment under the Environmental & Social Impact (ESI) scheme, part of the broader MyCIF initiative. This scheme, designed to support small and medium enterprises (MSMEs) with impactful solutions, aligns perfectly with AISB’s mission to revolutionize healthcare through innovative, sustainable practices.

Sam Tan, Chief Executive Officer of BioNexus Gene Lab Corp., commented, “We are honored to have the Securities Commission Malaysia through it’s MyCIF Fund, co-invest in Ascension Innovation Sdn Bhd. This collaboration is not only a testament to the robust potential of AISB’s technology but also reflects the confidence in our strategic investment decisions. The support from MyCIF will significantly bolster AISB's efforts to advance the ‘One Patient, One Record’ initiative under Malaysia's National Electronic Medical Records (EMR) Plan, a critical step towards modernizing the nation’s healthcare infrastructure.”

The co-investment will empower AISB to accelerate the deployment of its AI-driven healthcare solutions, particularly through its flagship platform, aiCMS. This platform is designed to integrate predictive analytics and generative AI to enhance clinical management and patient care across Malaysia.

“This investment partnership represents a milestone in our collective vision to create a more sustainable, efficient healthcare system,” said Andrew Teng, CEO of Ascension Innovation Sdn Bhd. “We are committed to leveraging this support to achieve our goals and contribute meaningfully to Malaysia's healthcare transformation.”

The MyCIF investment is a significant milestone for AISB and BGLC, reflecting the growing importance of sustainable and impactful healthcare innovations in the digital age, bringing the total investment in this round to RM1.7 million (approx. USD 390k).

About BioNexus Gene Lab Corp.

BioNexus Gene Lab Corp. (NASDAQ: BGLC) is an emerging leader in RNA-based genomic diagnostics, committed to advancing personalized medicine and improving global health outcomes.

For more information, visit www.bionexusgenelab.com.

About Ascension Innovation Sdn Bhd

Ascension Innovation Sdn Bhd is a leading healthcare technology company focused on innovative AI-driven solutions. Visit www.aisb.io for more details.